Exhibitf 4.12

HIBERNIA CORPORATION

BOARD OF DIRECTORS RESOLUTIONS

Actions in Connection With Long-Term Incentive Plan, 2003 Long-Term

Incentive Compensation Plan and 1993 Director Stock Option Plan

Whereas, Hibernia Corporation (the “Company”) maintains the Long-Term Incentive Plan, the 2003 Long-Term Incentive Compensation Plan and the 1993 Director Stock Option Plan (the “Plans”);

Whereas, the Company has entered into that certain Agreement and Plan of Merger dated as of March 6, 2005, as amended by Amendment No. 1 dated as of September 6, 2005 by and between the Company and Capital One Financial Corporation (“Capital One”), pursuant to which the Company has agreed to merge with and into Capital One (the “Merger”);

Whereas, the Company and Capital One expect the Merger to be effective November 16, 2005 (such date, or such later date on which the Merger becomes effective, the “Effective Time”);

Whereas, prior to the amendment of the original Agreement and Plan of Merger, the Board of Directors previously took certain actions in connection with each of the Plans to address the Merger and the transactions contemplated thereby;

Whereas, the Board of Directors now desires to confirm that such actions apply to the Agreement and Plan of Merger as amended by Amendment No. 1 dated as of September 6, 2005;

Now, Therefore, Be It Resolved, that any reference to the Merger Agreement in the resolutions adopted by the Board of Directors on August 24, 2005 with respect to the Plans shall and hereby does refer to the Merger Agreement as amended by Amendment No. 1 dated September 6, 2005.

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